Exhibit 5.1

Harney Westwood & Riegels (Cayman) LLP 3rd Floor, Harbour Place 103 South Church Street, PO Box 11088 Grand Cayman KY1-1008, Cayman Islands Tel: +1 345 949 8599

Date: 11 December 2025

christopher.hall@harneys.com

george.weston@harneys.com

GYW/TIC/063510.0001

Black Titan Corporation

FFP (Corporate Services) Limited

2nd Floor Harbour Centre

159 Mary Street

George Town

Grand Cayman

KY1-9006

Dear Black Titan Corporation

Re: Black Titan Corporation (Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to issue of shares by the Company.

On 08 December 2025, the directors of the Company passed resolutions approving the issue of 1,400,001 ordinary shares of $0.001 par value each in the Company (the Issue of Shares).

In this opinion Companies Act means the Companies Act, as amended, of the Cayman Islands.

For the purposes of giving this opinion, we have examined the Corporate Documents (as defined in Schedule 1). We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not verified.

Based solely upon the foregoing examinations and assumptions and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is an exempted company, duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. It is a separate legal entity and is subject to suit in its own name.

2	Capacity and Power. The Issue of Shares is within the corporate capacity and power of the Company and was duly authorised and approved by all necessary corporate action of the Company.

3	Authorised Share Capital. Based on our review of the Mem & Arts (as defined in Schedule 1), the authorised share capital of the Company is US$1,050,000 divided into:

(a)	1,000,000,000 ordinary shares of $0.001 par value each; and

(b)	50,000,000 preferred shares of $0.001 par value each.

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4	Valid Issuance of Shares. Immediately following the Issue of Shares, all of the issued shares of the Company shall be considered validly issued, fully paid and non-assessable.

5	No Conflict. The Issue of Shares does not violate, conflict with or result in a breach of:

(a)	any of the provisions of the Company’s current Mem & Arts (as defined in Schedule 1);

(b)	any law or regulation applicable to the Company in the Cayman Islands currently in force; or

(c)	any existing order or decree of any governmental or regulatory authority or agency in the Cayman Islands.

6	Court Search. Based solely on our inspection of the Court Search, the Court Register (as defined in Schedule 1) disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice (Originating Process) nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. We express no opinion as to matters of fact. We express no opinion with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is rendered for your benefit in connection with the transactions contemplated by the Issue of Shares. It may be disclosed on a non-reliance basis to:

(i)	your professional advisers (acting only in that capacity);

(ii)	any person to whom disclosure is required to be made by applicable law or pursuant to the rules or regulations of any regulatory body exercising jurisdiction over you or in connection with any judicial proceedings; and

(iii)	any of your successors in title and assignees.

It may not be disclosed to or relied on by any other party or for any other purpose.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels (Cayman) LLP

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Schedule 1

List of Documents Examined

1	The Certificate of Incorporation of the Company dated 11 July 2024 and the Certificate of Incorporation on Change of Name dated 12 March 2025.

2	The Fourth Amended and Restated Memorandum and Articles of Association of the Company dated 18 September 2025 (Mem & Arts).

3	A Certificate of Incumbency in respect of the Company, issued by FFP (Corporate Services) Limited on 04 December 2025, as Registered Office provider to the Company (Certificate of Incumbency).

4	A Certificate of Good Standing in respect of the Company issued by the Registrar of Companies dated 11 December 2025.

5	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (Court Register) via the Court’s Digital System from the incorporation date of the Company to 11 December 2025 (Court Search).

6	A copy of the unanimous written resolutions of the board of directors of the Company dated 08 December 2025 approving the Issue of Shares (the Resolutions).

Items 1 to 6 above are the Corporate Documents.

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Schedule 2

Assumptions

1	Directors. The board of directors of the Company considers the Issue of Shares and the transactions contemplated thereby to be in the best interests of the Company.

2	Solvency. The Company was on the date of execution of the Resolutions able to pay its debts as they became due, and the Issue of Shares shall not cause the Company to become unable to pay its debts as they fall due.

3	Authenticity of Corporate Documents. All original Corporate Documents are authentic, all signatures, initials, and seals are genuine, all copies of Corporate Documents are true and correct copies and conform in every material respect to the latest drafts of the same produced to us and, where the Corporate Documents have been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated.

4	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents, and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

5	Court Search. The Court Register examined by us for the period from the date of incorporation of the Company to the Court Search Date via the Court’s Digital System on the Court Search Date, constitutes a complete record of the proceedings for such period before the Grand Court of the Cayman Islands.

6	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

7	Resolutions. The Resolutions have been duly executed (and where executed by a corporate entity, such execution has been duly authorised if so required) by or on behalf of each director or shareholder (as the case may be), and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

8	Unseen Documents. Save for the Corporate Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Corporate Documents and, in particular, that the entry into and performance of the Corporate Document will not cause any of the parties thereto to be in breach of any agreement or undertaking.

9	Proceeds of Crime. No monies paid to or for the account of any party under the Transaction Document represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Act (2025 Revision) and the Terrorism Act (2018 Revision), respectively).

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Schedule 3

Qualifications

1	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

2	Court Search. The search of the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands has been undertaken on a digital system made available through the Grand Court of the Cayman Islands (Court’s Digital System), and through inadvertent errors or delays in updating the digital system (and/or the Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The Court Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court rules or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

3	Sanctions. The obligations of the Company may be subject to restrictions pursuant to United Nations and United Kingdom sanctions as implemented under the laws of the Cayman Islands.

4	Economic Substance. We have undertaken no enquiry and express no view as to the compliance of the Company with the International Tax Co-operation (Economic Substance) Act (2024 Revision).

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